Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of June 15, 2022 (this “Supplemental Indenture”), is between Parker-Hannifin Corporation, an Ohio corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, the Company has entered into an Indenture, dated as of May 3, 1996 (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”), between the Company and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association, as successor to National City Bank), as trustee (the “Original Trustee”), providing for the issuance from time to time of unsecured debentures, notes or other evidences of indebtedness of the Company (“Securities”) to be issued in one or more series under the Base Indenture;

WHEREAS, the Company executed and delivered the Base Indenture to provide for, among other things, the issuance from time to time of Securities in one or more series as might be authorized under the Indenture;

WHEREAS, the Base Indenture provides that the Company may enter into an indenture supplemental to the Base Indenture with the Trustee to establish the form and terms of Securities of any series of as permitted by Sections 201 and 301 of the Base Indenture;

WHEREAS, the Company desires to create and authorize a series of Securities entitled “4.250% Senior Notes due 2027”, limited initially to $1,200,000,000 in aggregate principal amount (the “2027 Notes”), and to provide the terms and conditions upon which the 2027 Notes are to be executed, registered, authenticated, issued and delivered, and the Company has duly authorized the execution and delivery of this Supplemental Indenture;

WHEREAS, the Company had duly appointed The Bank of New York Mellon Trust Company, N.A., as Trustee, Paying Agent and Security Registrar with respect to the 2027 Notes (but only pursuant to this Supplemental Indenture with respect to the 2027 Notes) as contemplated by Sections 305, 901(7), 901(8), 903 and 1002 of the Base Indenture, with all of the respective rights, powers, trusts, duties and obligations of each of the Trustee, Paying Agent and Security Registrar under the Indenture with respect to the 2027 Notes (but only pursuant to this Supplemental Indenture with respect to the 2027 Notes), and The Bank of New York Mellon Trust Company, N.A. is willing to accept such appointments with respect to the 2027 Notes;

WHEREAS, the Company is entering into this Supplemental Indenture with the Trustee to evidence and provide for the acceptance of appointment thereunder by the Trustee with respect to the 2027 Notes (but only pursuant to this Supplemental Indenture with respect to the 2027 Notes);

WHEREAS, the 2027 Notes are a series of Securities and are being issued under the Indenture and are subject to the terms contained therein and herein;

WHEREAS, the 2027 Notes are to be substantially in the form attached hereto as Exhibit A;

WHEREAS, pursuant to Sections 102, 103, 901 and 903 of the Indenture, the Company has delivered to the Trustee a request for the Trustee to join with the Company in the execution of this Second Supplemental Indenture, along with a Company Order, a copy of a Board Resolution authorizing the execution of this Second Supplemental Indenture, an Opinion of Counsel and an Officer’s Certificate; and

WHEREAS, all acts and things necessary to make the 2027 Notes, when executed by the Company and authenticated and delivered by or on behalf of the Trustee as provided in this Supplemental Indenture, the valid, binding and legal obligations of the Company, and to make this Supplemental Indenture a legal, binding and enforceable agreement, have been done and performed.

NOW, THEREFORE, in order to declare the terms and conditions upon which the 2027 Notes are executed, registered, authenticated, issued and delivered, and in consideration of the foregoing premises and the purchase of such 2027 Notes by the Holders thereof, the Company and the Trustee mutually covenant and agree, for the benefit of each other and for the equal and proportionate benefit of the Holders from time to time of the 2027 Notes, as follows:

Section 1. Definitions. Terms used in this Supplemental Indenture and not defined herein shall have the respective meanings given such terms in the Indenture. Terms defined in this Supplemental Indenture that are also defined in the Indenture shall have the respective meanings given such terms in this Supplemental Indenture with respect to the 2027 Notes (but only pursuant to this Supplemental Indenture with respect to the 2027 Notes).

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions are authorized or obligated by law or executive order to close in New York City.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s Subsidiaries, taken as a whole, to any person, other than the Company or one of its Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock (as defined below), measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person, measured by voting power rather than number of shares, immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Consolidated Net Tangible Assets” means the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting (i) all liabilities other than deferred income taxes, Funded Debt and shareholders’ equity and (ii) all goodwill and other intangibles of the Company and its consolidated Subsidiaries computed in accordance with accounting principles generally accepted in the United States of America.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (1) was a member of such Board of Directors on the date the 2027 Notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Depositary” means The Depository Trust Company.

“Electronic Means” means the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Fitch” means Fitch Ratings Inc., and its successors.

“Funded Debt” means (i) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and (ii) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized at the date of such computation and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Debt at the respective amounts so capitalized).

Notwithstanding any changes in generally accepted accounting principles that became effective after December 31, 2018, any particular lease that would have been characterized as an operating lease under generally accepted accounting principles as in effect on December 31, 2018, whether such lease was entered into before or after December 31, 2018, shall not constitute a lease which is capitalized under the Indenture as a result of such change.

“Interest Payment Date,” with respect to any note, means the date on which, under the terms of the note, regularly scheduled interest is payable.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s, and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company.

“Issue Price” means the first price at which each note is sold by the underwriters.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the 2027 Notes or fails to make a rating of the 2027 Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a resolution of the Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be, with respect to the 2027 Notes.

“Rating Event” means the rating on the 2027 Notes is lowered by at least two of the three Rating Agencies and the 2027 Notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the 2027 Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control.

“Responsible Officer” when used with respect to the Trustee, means any officer in the corporate trust department of the Trustee or any other officer of the Trustee customarily performing functions similar to those performed by any such officer and, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject and who has direct responsibility for the administration of this Indenture.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Subsidiary” means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company and/or one or more of its Subsidiaries.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Section 2. Creation and Authorization of Series.

(a) There is hereby created and authorized the following new series of Securities to be issued under the Indenture, to be designated as the “4.250% Senior Notes due 2027.”

(b) The 2027 Notes shall be limited initially to $1,200,000,000 in aggregate principal amount. Notwithstanding the foregoing initial aggregate principal amount, the Company may, from time to time, without the consent of the Holders of the 2027 Notes, issue additional 2027 Notes, having the same ranking and the same interest rate, maturity and other terms as the 2027 Notes except for the Issue Price and issue date and, in some cases, the first Interest Payment Date and the initial interest accrual date. Any such additional 2027 Notes will, together with the then outstanding 2027 Notes, constitute a single class of 2027 Notes under the Indenture, and as such will vote together on matters under the Indenture; provided that if such additional notes are not fungible with the 2027 Notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

(c) The date on which the principal is payable on the 2027 Notes shall be as provided in the form of security attached hereto as Exhibit A.

(d) The 2027 Notes shall bear interest as provided in the form of security attached hereto as Exhibit A. The interest payment dates and the record dates for the determination of Holders of the 2027 Notes to whom such interest is payable shall be as provided in the form of security attached hereto as Exhibit A.

(e) The 2027 Notes shall be redeemable as set forth in the form of security attached hereto as Exhibit A.

(f) The 2027 Notes will not benefit from any sinking fund.

(g) If a Change of Control Triggering Event occurs with respect to the 2027 Notes, unless the Company has exercised its option to redeem the 2027 Notes as set forth in the form of security attached hereto as Exhibit A, the Company shall be required to make an offer to each Holder of the 2027 Notes to repurchase all or any part of that Holder’s 2027 Notes as provided in Section 3 of this Supplemental Indenture.

(h) The 2027 Notes will be issued only in fully registered form, without coupons, in denominations provided in the form of security attached hereto as Exhibit A.

(i) Article 13 of the Indenture shall be applicable to the 2027 Notes. The covenants described in Section 3 of this Supplemental Indenture shall be subject to the covenant defeasance option set forth in Section 1303 of the Indenture.

(j) The 2027 Notes shall be issued in one or more global securities, substantially in the form attached hereto as Exhibit A, that will be deposited with the Depositary or its nominee. Additional provisions applicable to the 2027 Notes issued in the form of one or more global securities are set forth in the form of 2027 Note attached hereto as Exhibit A.

(k) The Trustee, Paying Agent and Registrar for the 2027 Notes will be The Bank of New York Mellon Trust Company, N.A.

(l) The covenants and definitions set forth in the Indenture and the terms set forth in Article 8 of the Indenture shall be applicable to the 2027 Notes.

(m) Except as otherwise set forth herein and in the 2027 Notes, the terms of the 2027 Notes shall be as set forth in the Indenture, including those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

Section 3. Repurchase Upon a Change of Control.

(a) If a Change of Control Triggering Event occurs with respect to the 2027 Notes, unless the Company has exercised its option to redeem the 2027 Notes as described above, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder of the 2027 Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s 2027 Notes on the terms set forth in such 2027 Notes. In a Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of 2027 Notes repurchased, plus accrued and unpaid interest, if any, on the 2027 Notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any such Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed or electronically delivered, or with respect to 2027 Notes held in global form, to the extent permitted or required by applicable procedures or regulations of the Depositary, sent electronically to Holders of the 2027 Notes, with a copy to the Trustee under the Indenture that such 2027 Notes are being issued under, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such 2027 Notes on the date specified in the notice, which date will be no earlier than 10 days and (unless delivered in advance of the occurrence of such Change of Control Triggering Event) no later than 60 days from the date such notice is mailed or sent (a “Change of Control Payment Date”). The notice will, if mailed or sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring.

(b) On each Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all 2027 Notes or portions of 2027 Notes properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all 2027 Notes or portions of 2027 Notes properly tendered and (3) deliver or cause to be delivered to the Trustee the 2027 Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of 2027 Notes or portions of 2027 Notes being repurchased.

(c) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the time and otherwise in compliance with the requirements for a Change of Control Offer made by the Company, and the third party repurchases all 2027 Notes properly tendered and not withdrawn under its offer.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the 2027 Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the provisions of this Section 3, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached the Company’s obligations under this Section 3 by virtue of any such conflict.

(e) If Holders of not less than 90% in aggregate principal amount of the outstanding 2027 Notes validly tender and do not withdraw such 2027 Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company, as described in this Section 3, purchases all of the 2027 Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than 10 nor more than 60 days’ prior written notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described in this Section 3, to redeem all 2027 Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment.

(f) Neither the Trustee nor any Paying Agent shall be responsible for determining whether any Change of Control Triggering Event has occurred and whether any Change of Control Offer with respect to the 2027 Notes is required. Neither the Trustee nor any Paying Agent shall be responsible for monitoring the Company’s rating status, making any request upon any Rating Agency, or determining whether any Rating Event with respect to the 2027 Notes has occurred.

Section 4. Events of Default. The Events of Default in Section 501 of the Indenture shall be applicable to the 2027 Notes, except that the references therein to “$10,000,000” shall be replaced with respect to the 2027 Notes (and only with respect to the 2027 Notes) by a reference to “$25,000,000.”

Section 5. Appointment, Acceptance and Eligibility of Trustee.

(a) As provided in the Officer’s Certificate, dated as of the date hereof, as contemplated by Sections 901(7), 901(8) and 903 of the Base Indenture, the Trustee for the 2027 Notes shall initially be The Bank of New York Mellon Trust Company, N.A. The rights, powers, trusts, duties and obligations of the Trustee with respect to the 2027 Notes (and only the 2027 Notes) shall be as set forth in the Indenture and the 2027 Notes and no implied covenants nor obligations shall be read into this Indenture against the Trustee, except as otherwise required by the TIA. The Trustee is appointed as the Paying Agent and the Securities Registrar for the 2027 Notes, in each case pursuant to the terms and conditions of the Indenture and the 2027 Notes with all of the respective rights, powers, trusts, duties and obligations thereunder and therein.

(b) The Bank of New York Mellon Trust Company, N.A. hereby accepts its appointment as Trustee, Paying Agent and Registrar under the Indenture with respect to the 2027 Notes (but only pursuant to this Supplemental Indenture with respect to the 2027 Notes) and accepts all of the rights, powers, trusts, duties and obligations of Trustee, Paying Agent and Registrar under the Indenture with respect to the 2027 Notes (but only pursuant to this

Supplemental Indenture with respect to the 2027 Notes), upon the terms and conditions set forth herein and therein, with like effect as if originally named as such in the Base Indenture. There shall continue to be vested in the Original Trustee all of its rights, powers, trusts, duties and obligations as trustee under the Base Indenture with respect to all of the series of Securities as to which it has served and continues to serve as trustee, and, for the avoidance of doubt, the Original Trustee shall have no rights, powers, trusts, duties and obligations with respect to the 2027 Notes.

(c) The Trustee hereby represents that it is qualified and eligible under the provisions of the TIA and Section 609 of the Base Indenture to accept its appointment as Trustee with respect to the 2027 Notes.

(d) The Trustee accepts the supplements to the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture. For the avoidance of doubt, the Trustee, by executing this Supplemental Indenture in accordance with the terms of the Indenture, does not agree to undertake additional actions nor does it consent to any transaction beyond what is expressly set forth in this Supplemental Indenture, and the Trustee reserves all rights and remedies under the Indenture, as amended by this Supplemental Indenture.

(e) Neither the Original Trustee nor the Trustee assumes any duties, responsibilities or liabilities by reason of this Supplemental Indenture other than as set forth in the Base Indenture as supplemented by this Supplemental Indenture and, in carrying out its respective responsibilities thereunder, each shall have all of the rights, powers, privileges, protections, duties and immunities which it possesses under the Indenture as supplemented from time to time. The Original Trustee and the Trustee shall not constitute co-trustees of the same trust, and each of the Original Trustee and the Trustee shall be trustee of a trust or trusts under the Indenture separate and apart from any trust or trusts under the Indenture administered by the other trustee. For the avoidance of doubt, the Original Trustee shall have no liability for any acts or omissions of the Trustee and the Trustee shall have no liability for any acts or omissions of the Original Trustee.

Section 6. Supplemental Terms to the Indenture. The Indenture shall be supplemented by the addition of the following provisions:

(a) The word ‘and’ is deleted from Section 603(6) and the following provisions are added at the end of Section 603:

(8) in no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;

(9) the Trustee shall not be deemed to have notice of any default or Event of Default unless either (1) a Responsible Officer has actual knowledge of such default or Event of Default or (2) written notice of any event which is in fact such a defaultor Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee and such notice references the 2027 Notes and this Indenture;

(10) in no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God and interruptions, loss or malfunction of utilities, communications or computer (software and hardware services) affecting the banking industry generally; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances;

(11) in order to comply with Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“FATCA”) that a foreign financial institution, or issuer, trustee, paying agent, holder or other institution is or has agreed to be subject to related to the Indenture, the Company agrees (i) to provide to the Trustee sufficient information about Holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) in the Company’s possession that is reasonably requested by the Trustee that may be required for the Trustee to comply with FATCA and (ii) in the event the Company fails to provide such information or documentation for the purposes of FATCA, or to the extent that the issuance of the 2027 Notes would otherwise cause the Company to be subject to any tax under FATCA, that the Trustee and the Paying Agent shall be entitled to withhold amounts otherwise distributable to the Company under this Indenture to the extent necessary to comply with FATCA. The terms of this paragraph shall survive the termination of this Indenture;

(12) the Trustee’s right to be indemnified is extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed with due care to act hereunder by the Trustee; and

(13) the Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such

Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

(b)	The following sentence shall be added at the end of Section 607 of the Indenture:

“As security for the performance of the obligations of the Company under this Section 607, the Trustee shall have a lien prior to the 2027 Notes upon all property and funds held or collected by the Trustee as such, except funds held in trust for the payment of principal of or interest on the 2027 Notes.”

(c)	The following sentence shall be added at the end of Section 704 of the Indenture:

“Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).”

Section 7. Waiver of the Corporate Seal. For the purposes of this Indenture and only with respect to the 2027 Notes, it is agreed that the corporate seal of the Company referred to in Section 303 of the Base Indenture shall not be required to be affixed to the 2027 Notes for the 2027 Notes to be duly and validly issued pursuant to the Indenture.

Section 8. Modification and Waiver. The Company and the Trustee may amend or supplement the Indenture or this Supplemental Indenture or the 2027 Notes as provided in the Indenture.

Section 9. Effect of Supplemental Indenture. The provisions of this Supplemental Indenture are intended to supplement those of the Indenture as in effect immediately prior to the execution and delivery hereof. The Indenture shall remain in full force and effect except to the extent that the provisions of the Indenture are expressly modified by the terms of this Supplemental Indenture. To the extent of any inconsistency between the terms of the Indenture and this Supplemental Indenture, the terms of this Supplemental Indenture will control. This Supplemental Indenture shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and form a part of the Indenture for all purposes, and every Holder of the 2027 Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 10. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE 2027 NOTES, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(b) THE COMPANY, THE TRUSTEE AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE HOLDERS (BY THEIR ACCEPTANCE OF THE 2027 NOTES) HEREBY, (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING RELATED TO THE INDENTURE AS SUPPLEMENTED BY THIS SUPPLEMENTAL INDENTURE, OR THE 2027 NOTES, (II) IRREVOCABLY WAIVES ANY DEFENSE OF LACK OF PERSONAL JURISDICTION IN SUCH SUITS AND (III) IRREVOCABLY WAIVES TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND THAT SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE COMPANY, THE TRUSTEE AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE HOLDERS (BY THEIR ACCEPTANCE OF THE 2027 NOTES) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE AS SUPPLEMENTED BY THIS SUPPLEMENTAL INDENTURE, THE 2027 NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 11. Conflict with TIA. If any provision of this Supplemental Indenture limits, qualifies or conflicts with a provision of the TIA that is required under the TIA to be a part of and govern this Supplemental Indenture, the latter provisions shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 12. Counterparts; Execution. This Supplemental Indenture may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to the Indenture or this Supplemental Indenture or any document to be signed in connection with the Indenture or this Supplemental Indenture, including by the Trustee, shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by Electronic Means.

Section 13. Provisions Binding on Successors. All of the covenants, stipulations, promises and agreements made in this Second Supplemental Indenture by each of the parties hereto shall bind its successors and assigns whether so expressed or not.

[The remainder of this page is left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

PARKER-HANNIFIN CORPORATION

By:	/s/ Todd M. Leombruno

Name: Todd M. Leombruno

Title: Executive Vice President and Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Manjari Purkayastha

Name: Manjari Purkayastha

Title: Vice President

Exhibit A

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[FORM OF NOTE]

No. R-[•]	$________

4.250% Senior Notes due 2027

CUSIP No.        701094 AR5

ISIN No.        US701094AR58

Parker-Hannifin Corporation, a corporation duly organized and existing under the laws of Ohio, promises to pay to Cede & Co., or registered assigns, the principal sum of __________________________________________________________ Dollars, as the same may be revised from time to time on the Schedule of Increases or Decreases in Global Note attached hereto, on September 15, 2027.

Interest Payment Dates: March 15 and September 1, commencing March 15, 2023

Record Dates: March 1 and September 1

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

PARKER-HANNIFIN CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

This is one of the Notes referred to in the Indenture.

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:
Authorized Signatory

Dated:

*/	If the Note is to be issued in global form, add the Global Notes Legend and the attachment from Exhibit A captioned “TO BE ATTACHED TO GLOBAL NOTES—SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE.”

[FORM OF REVERSE SIDE OF NOTE]

4.250% Senior Notes due 2027

Parker-Hannifin Corporation, a corporation duly organized and existing under the laws of Ohio (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to promises to pay interest on the principal amount of this Note at the rate per annum shown above. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 1 or September 1 (whether or not a Business Day), as the case may be, preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. If an Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the related payment of interest or principal, as applicable, will be made on the next Business Day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date or the Maturity Date, as the case may be, to the date the payment is made.

Payment of the principal of (and premium, if any) and any such interest on this Note will be made at the office or agency of the Company maintained for that purpose at the paying agent office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

This Note is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of May 3, 1996 (the “Base Indenture”), between the Company and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association, as successor to National City Bank), as trustee, as supplemented by the Second Supplemental Indenture, dated June 15, 2022 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee,” which term includes any successor trustee for the Securities under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof.

Special Mandatory Redemption

The Company intends to use the net proceeds from the sale of Notes to finance a portion of the merger consideration in the Company’s proposed acquisition of Meggitt plc (“Meggitt”) and to pay fees and expenses associated with the foregoing.

If the Company does not consummate the proposed acquisition of Meggitt on or prior to April 3, 2023 or, if prior to such date, the Company notifies the Trustee in writing that the cooperation agreement between the Company and Meggitt is terminated, the Notes will be redeemed in the manner set forth below in whole at a special mandatory redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of Notes being redeemed, plus accrued and unpaid interest on the principal amount of the Notes to, but not including, the Special Mandatory Redemption Date (as defined below).

If (i) the Company has not consummated the proposed acquisition of Meggitt on or prior to April 3, 2023, the Company will promptly (but in no event later than five Business Days following April 3, 2023) notify the Trustee in writing of such event, or (ii) the Company notifies the Trustee in writing that the cooperation agreement between the Company and Meggitt is terminated, the Trustee shall, no later than five Business Days following receipt of such notice from the Company, deliver to the Holders of the Notes the notice of special mandatory redemption (the “Special Mandatory Redemption Notice”) delivered to the Trustee with such notice (such date of notification to the Holders, the “Redemption Notice Date”), that the Notes will be redeemed on or about the fifth Business Day following the Redemption Notice Date (such date, the “Special Mandatory Redemption Date”), in each case, in accordance with the applicable provisions of the Indenture. The Trustee, upon receipt of the notice and the Special Mandatory Redemption Notice specified above, on the Redemption Notice Date shall deliver the Special Mandatory Redemption Notice to each Holder in accordance with the applicable provisions of the Indenture. The Special Mandatory Redemption Notice shall state that all of the outstanding Notes shall be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the Holders of the Notes. At or prior to 12:00 p.m. (New York City time) on the Business Day immediately preceding the Special Mandatory Redemption Date, the Company shall deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price plus accrued and unpaid interest on the principal amount of the Notes to, but not including, the Special Mandatory Redemption Date, for the Notes being redeemed. If such deposit is made as provided above, the Notes will cease to bear interest on and after the Special Mandatory Redemption Date.

Optional Redemption

Prior to August 15, 2027 (such date, the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and

•	100% of the principal amount of the Notes to be redeemed,

plus, in each case, accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed. Any redemption or notice described above may, at the Company’s discretion, be subject to the satisfaction or waiver of one or more conditions precedent. In addition, if such redemption is subject to satisfaction or waiver of one or more conditions precedent, the notice of such redemption shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such notice may be rescinded and the redemption terminated in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed. The Company shall notify Holders of any such rescission as soon as practicable after the Company determines that such conditions precedent will not be able to be satisfied or the Company is not able or willing to waive such conditions precedent.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the Holder of the note upon surrender for cancellation of the original note. For so long as the Notes are held by The Depository Trust Company (the “Depositary”), Euroclear Bank SA/ NV, as operator of the Euroclear System, Clearstream Banking, société anonyme (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

For the avoidance of doubt, neither the Trustee nor any Paying Agent shall be responsible for performing any calculations or selections in connection with any optional redemption.

Defeasance and Discharge

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note or certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

Events of Default

If an Event of Default with respect to the Securities shall occur and be continuing, the principal of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

Modification and Waiver

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of 66 2/3% in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.

Remedies

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

Transfer and Exchange

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor, of a different authorized denomination, as requested by the Holder surrendering the same. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Governing Law

The Notes shall be governed by and construed in accordance with the law of the State of New York.

Defined Terms

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Date:______________

Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Note)

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN NOTE

The initial principal amount of this Note is $                 . The following increases or decreases in the principal amount of this Note have been made:

Date	Amount of decrease in principal amount of this Note	Amount of increase in principal amount of this Note	Principal amount of this Note following such decrease or increase	Signature of authorized officer of Trustee